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EXHIBIT 21.1

SUBSIDIARIES OF LIQUIDITY SERVICES, INC.

Company	Jurisdiction of Organization
Surplus Acquisition Venture, LLC	Delaware
Government Liquidation.com, LLC*	Delaware
Liquidity Services Limited	UK
DOD Surplus, LLC*	Delaware
GovDeals, Inc.	Delaware
Network International, Inc.	Delaware
SAV Services, LLC	Delaware
LSI Commercial Services, LLC	Delaware

*
Government Liquidation.com, LLC and DOD Surplus, LLC are subsidiaries of Surplus Acquisition Venture, LLC

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  EXHIBIT 21.1
SUBSIDIARIES OF LIQUIDITY SERVICES, INC.